Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our reports (1) dated November 6, 2017 (December 29, 2017 as to the convenience translation described in Note 2) relating to the consolidated financial statements and financial statement schedule of Huami Corporation, its subsidiaries, its consolidated variable interest entities (the “VIEs”) and the VIEs’ subsidiary as of December 31, 2015 and 2016 and for the two years ended December 31, 2016 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the translation of Renminbi amounts into United States dollar amounts) and (2) dated December 29, 2017 relating to the consolidated financial statements of Huami Corporation, its subsidiaries, its consolidated VIEs and the VIEs’ subsidiaries as of September 30, 2017 and for the nine months ended September 30, 2017 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the translation of Renminbi amounts into United States dollar amounts) appearing in such Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

January 12, 2018